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                                                                     EXHIBIT 11

                                  Proteon, Inc.
                    Computation of Primary and Fully Diluted
                                 Loss Per Share
                      (in thousands except per share data)


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

                                               Three months ended                 Nine months ended
                                          September 27,   September 28,      September 27,   September 28,
                                              1997            1996               1997            1996
                                          ------------    ------------       -------------   -------------

Net Loss                                    $(2,894)         $(1,763)            $(4,340)        $(3,967)
                                            =======          =======             =======         =======

Weighted average number of common
  shares outstanding                         15,276           15,521              15,312          15,499

Weighted average number of
  common equivalent shares                       --               --                  --              --
                                            -------          -------             -------         -------

Weighted average number of common and
  common equivalent shares outstanding
  used to calculate per share data           15,276           15,521              15,312          15,499
                                            =======          =======             =======         =======


Net (loss) per share:

       Primary                              $ (0.19)         $ (0.11)            $ (0.28)        $ (0.26)
                                            =======          =======             =======         =======

       Fully diluted                        $ (0.19)         $ (0.11)            $ (0.28)        $ (0.26)
                                            =======          =======             =======         =======

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